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      The Manufacturers Life Insurance Company of America
      500 North Woodward Avenue
      Bloomfield Hills, Michigan 48304


      Re: Separate Account Three - Venture VUL (fka Horizon)

      Dear Sirs:

      In my capacity as General Counsel of The Manufacturers Life Insurance Company of America ("Manufacturers Life of America" or the "Company"), I am familiar with the establishment of Separate Account Three of Manufacturers Life of America (the "Separate Account"), a separate account initially established by Manufacturers Life of America under Title 31, Chapter 2, Section 406.2 of the Pennsylvania Code and currently being operated under Michigan law further to Manufacturers Life of America's redomestication to Michigan in 1992. I am also familiar with the registration statement on Form S-6 filed by Manufacturers Life of America and the Separate Account under the Securities Act of 1933 (the "Registration Statement") with respect to Flexible Premium Variable Life Insurance Policies (the "Policies").

      I have made such examination of law and reviewed such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. Based on the foregoing, I am of the following opinion:

      1. In the first instance Manufacturers Life of America was duly organized under the laws of the Commonwealth of Pennsylvania and on December 16, 1992, the Company was duly redomesticated under the laws of the State of Michigan. The Company is a validly existing corporation.

      2. The Separate Account is a separate account of Manufacturers Life of America duly created under Pennsylvania law initially and currently validly existing pursuant to Michigan law.

      3. The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Policies is not chargeable with liabilities arising out of any other business Manufacturers Life of America may conduct.


      (ss#7169-Exhibit for Horizon)


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      4.   The Policies, when issued in accordance with the Registration
           Statement and upon compliance with applicable local law, will be legally issued and binding obligations of Manufacturers Life of America in accordance with their terms.


      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectuses contained in the Registration Statement.

      Very truly yours,





      James D. Gallagher
      Secretary and General Counsel